UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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CLINICAL DATA, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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PROPOSAL 1
CORPORATE GOVERNANCE
EXECUTIVE OFFICERS
COMPENSATION COMMITTEE REPORT
TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS
DIRECTOR COMPENSATION IN FISCAL YEAR 2007
AUDIT COMMITTEE REPORT
PROPOSAL 2

CLINICAL DATA, INC.
One Gateway Center, Suite 702
Newton, Massachusetts
(617) 527-9933
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held September 25, 2007
     The 2007 Annual Meeting of Stockholders of Clinical Data, Inc., a Delaware corporation (“Clinical Data”), will be held at Clinical Data’s headquarters, One Gateway Center, Suite 702, Newton, Massachusetts 02458, at 10 a.m. on September 25, 2007, for the following purposes:
1.	To elect six (6) members of the Board of Directors to hold office until the next annual meeting of stockholders or until their respective successors have been elected and qualified.

2.	To ratify the appointment of Deloitte & Touche LLP as Clinical Data’s independent registered public accounting firm for the fiscal year ending March 31, 2008.

3.	To transact any other business that may properly come before the meeting or any adjournment of the meeting.
     Only stockholders of record at the close of business on July 30, 2007 will be entitled to vote at the meeting or any adjournment of the meeting.
     It is important that your shares be represented at the meeting. Therefore, whether or not you plan to attend the meeting, please complete your proxy and return it in the enclosed envelope, which requires no postage if mailed in the United States. If you attend the meeting and wish to vote in person, your proxy will not be used.

By order of the Board of Directors,

Andrew J. Fromkin
President and Chief Executive Officer
August 27, 2007

CLINICAL DATA, INC.

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD
September 25, 2007

     Our Board of Directors is soliciting your proxy with the enclosed proxy card for use at our 2007 Annual Meeting of Stockholders to be held at our headquarters, One Gateway Center, Suite 702, Newton, Massachusetts 02458, at 10 a.m. on September 25, 2007, and at any adjournments of the meeting. The approximate date on which this proxy statement and accompanying proxy are first being sent or given to stockholders is August 27, 2007.
General Information About Voting
     Who can vote. You will be entitled to vote your shares of Clinical Data common stock at the annual meeting if you were a stockholder of record at the close of business on July 30, 2007. As of that date, 13,648,942 shares of common stock were outstanding. You are entitled to one (1) vote for each share of common stock that you held at that date.
     How to vote your shares. You can vote your shares either by attending the annual meeting and voting in person or by voting by proxy. If you choose to vote by proxy, please complete, sign, date and return the enclosed proxy card. The proxies named in the enclosed proxy card will vote your shares as you have instructed. If you sign and return the proxy card without indicating how you wish your shares to be voted, the proxies will vote your shares in favor of the proposals contained in this proxy statement, as recommended by our Board of Directors. Even if you plan to attend the meeting, please complete and mail your proxy card to ensure that your shares are represented at the meeting. If you attend the meeting, you can still revoke your proxy by voting in person.
     How you may revoke your proxy. You may revoke the authority granted by your executed proxy at any time before its exercise by filing with Clinical Data, Attention: Caesar J. Belbel, Chief Legal Officer and Secretary, a written revocation or a duly executed proxy bearing a later date, or by voting in person at the meeting.
     Quorum. A quorum of stockholders is required in order to transact business at the annual meeting. A majority of the outstanding shares of common stock entitled to vote must be present at the meeting, either in person or represented by proxy, to constitute a quorum for the transaction of business. If your shares are held in a brokerage account, you must make arrangements with your broker or bank to vote your shares in person or to revoke your proxy.
     Abstentions and broker non-votes. “Broker non-votes” are proxies submitted by brokers that do not indicate a vote for one (1) or more proposals because the brokers do not have discretionary voting authority and have not received instructions from the beneficial owners on how to vote on these proposals. Abstentions and broker non-votes will be considered present for purposes of determining a quorum for a matter.
     Householding of Annual Meeting Materials. Some banks, brokers and other nominee record holders may be “householding” our proxy statements and annual reports. This means that only one (1) copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you call or write us at our principal executive offices, One Gateway Center, Suite 702, Newton, Massachusetts 02458, Attn: Investor Relations, telephone: (617) 527-9933. If you want to receive separate copies of the proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one (1) copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and telephone number.

Share Ownership
     As of July 30, 2007, we had a total of 13,648,942 shares of common stock, $0.01 par value per share, issued and outstanding.
     The following table and footnotes set forth certain information regarding the beneficial ownership of our common stock as of July 30, 2007 by (i) persons known by us to be beneficial owners of more than 5% of our common stock, (ii) our current executive officers, significant employee and our named executive officers, (iii) our current directors and nominees for director, and (iv) our current executive officers, significant employee and directors as a group.

	Stock and Nature		Percent of
Name and Address of Beneficial Owner (1)	of Ownership		Common Stock
5% Stockholder
Third Security, LLC and affiliates The Governor Tyler 1881 Grove Avenue Radford, VA 24141	6,278,656	(2)	46.00%
Directors, Executive Officers and Significant Employee
Randal J. Kirk	6,278,656	(2)	46.00%
Arthur B. Malman	43,325	(3)	*
Larry D. Horner	96,279	(4)	*
Burton E. Sobel, M.D.	20,000	(5)	*
Kevin L. Rakin	122,036	(6)	*
Richard J. Wallace	0		*
Andrew J. Fromkin	189,589	(7)	1.37%
Caesar J. Belbel	86,510	(8)	*
Carol Reed, M.D.	29,234	(9)	*
C. Evan Ballantyne	17,666	(10)	*
Israel M. Stein, M.D.	421,836	(11)	3.09%
Mark D. Shooman	3,000		*
All Directors, Current Executive Officers and Significant Employee as a Group (9 persons)	6,883,295	(12)	48.61%

*	Indicates ownership of less than 1%

(1)	The address of each of the directors, nominees for director, named executive officers and executive officers is: c/o Clinical Data, Inc., One Gateway Center, Suite 702, Newton, MA 02458, other than Dr. Stein, whose address is 17 Edge Hill Road, Chestnut Hill, Massachusetts 02467; and Mr. Shooman, whose address is 1460 Beacon Street, Waban, Massachusetts 02468.

(2)	Includes 1,066,991 shares owned by Mr. Kirk; 680,504 shares owned by Kirkfield, LLC; 731,083 shares owned by RJK, LLC; 41,719 shares owned by Zhong Mei, LLC; 699,918 shares owned by New River Management, II, LP; 193,343 shares owned by New River Management, III, LP; 2,250,000 shares owned by New River Management V, LP; 153,353 shares owned by Radford Investment LP; and 461,745 shares owned by Third Security Staff 2001 LLC. Mr. Kirk is deemed to have beneficial ownership of all shares owned by Kirkfield, LLC, RJK, LLC, Zhong Mei, LLC, New River Management, II, LP, New River Management, III, LP, New River Management V, LP, Radford Investment LP and Third Security Staff 2001, LLC.

(3)	Includes 24,000 shares issuable upon the exercise of stock options exercisable within 60 days after July 30, 2007 and 2,500 shares issuable upon the exercise of warrants for shares of common stock.

(4)	Includes 14,218 shares held by Mr. Horner’s wife as to which Mr. Horner disclaims beneficial ownership. Also includes 44,000 shares issuable upon the exercise of stock options exercisable within 60 days after July 30, 2007 and 9,609 shares issuable upon the exercise of warrants for shares of common stock by Mr. Horner and 7,109 shares issuable upon the exercise of warrants for shares of common stock by Mr. Horner’s wife.

(5)	Consists of 20,000 shares issuable upon the exercise of stock options exercisable within 60 days after July 30, 2007.

(6)	Includes 6,175 shares held in trust and 325 shares held jointly with Mr. Rakin’s wife. Also includes 84,360 shares issuable upon the exercise of stock options exercisable within 60 days after July 30, 2007 and 1,250 shares issuable upon the exercise of warrants for shares of common stock.

(7)	Includes 188,439 shares issuable upon the exercise of stock options exercisable within 60 days after July 30, 2007.

(8)	Consists of 86,510 shares issuable upon the exercise of stock options exercisable within 60 days after July 30, 2007.

(9)	Includes 27,609 shares issuable upon the exercise of stock options exercisable within 60 days after July 30, 2007.

(10)	Includes 16,666 shares issuable upon the exercise of stock options exercisable within 60 days after July 30, 2007.

(11)	Based on the latest data available to us, as Dr. Stein is no longer serving as our Chief Executive Officer.

(12)	See footnotes (2) through (10).
Section 16(a) Beneficial Ownership Reporting Compliance
     Our executive officers and directors and persons who own beneficially more than ten percent (10%) of our equity securities are required under Section 16(a) of the Securities Exchange Act of 1934 to file reports of ownership and changes in their ownership of our securities with the Securities and Exchange Commission. They must also furnish copies of these reports to us. Based solely on a review of the copies of reports furnished to us and written representations that no other reports were required, we believe that for the fiscal year ended March 31, 2007 our executive officers, directors and ten percent (10%) beneficial owners complied with all applicable Section 16(a) filing requirements.
PROPOSAL 1
ELECTION OF DIRECTORS
     The Nominating and Governance Committee recommended, and the Board of Directors nominated, Randal J. Kirk, Andrew J. Fromkin, Larry D. Horner, Arthur B. Malman, Burton E. Sobel, M.D. and Richard J. Wallace as nominees for election at the annual meeting. At the annual meeting, six (6) directors will be elected to the Board of Directors for the coming year with terms expiring at the 2008 annual meeting of stockholders.
     Except as set forth below, unless otherwise instructed, the persons appointed in the accompanying form of proxy will vote the proxies received by them for the nominees named below, who are all presently directors of Clinical Data, except for Richard J. Wallace. In the event that any nominee becomes unavailable, the proxy holders will vote in their discretion for a substitute nominee. The term of office of each person elected as a director will continue until the next annual meeting or until a successor has been elected and qualified.
Votes Required
     Directors will be elected by a plurality of the votes cast by the stockholders entitled to vote on this proposal at the meeting. Abstentions, broker non-votes and votes withheld will not be treated as votes cast for this purpose and, therefore, will not affect the outcome of the election.
Nominees for Director
     The following table contains certain information as of July 30, 2007 about the nominees for director.

	Business Experience During Past Five Years	Director
Name and Age	and Other Directorships	Since
Randal J. Kirk Age: 54	Randal J. Kirk has been a director of Clinical Data since 2002 and Chairman of the Board of Directors since December 2004. Additionally, Mr. Kirk founded and became Chairman of the Board of New River Pharmaceuticals Inc. (“New River”) in 1996, which was a publicly-traded specialty pharmaceutical company focused on developing novel pharmaceuticals and improved versions of widely-prescribed drugs, was President and Chief Executive Officer between October 2001 and April 2007 (prior to New River’s acquisition by Shire plc in April 2007). Mr. Kirk has over 20 years of experience in the healthcare industry. Mr. Kirk began his professional career in the private practice of law. Mr. Kirk co-founded General Injectables & Vaccines, Inc. (“GIV”), a pharmaceutical distributor, in 1983, and served as Chairman of the Board of GIV prior to the sale of that company in 1998. Previously, Mr. Kirk served as a member of the Board of Directors of Scios, Inc. (previously traded on the Nasdaq Stock Market prior to its acquisition by Johnson & Johnson) between February 2000 and May 2002, and was a member of the Board of Directors of Howe and Rusling, Inc., a registered investment advisory firm, from 2001 through 2006. He has served on the Virginia Bioinformatics Institute Policy Advisory Board since March 2004. Mr. Kirk also currently serves in a number of additional capacities with the following entities: Senior Managing Director of Third Security, LLC, an investment management firm founded by Mr. Kirk, since 1999; and Chairman of Biological & Popular Culture LLC, an automated proactive notification software and service company, since September 2002. Mr. Kirk has also served on the Board of Visitors of Radford University since July 2003 and was elected Rector of the Board in September 2006, and he has also served on the on the Board of Directors of the Radford University Foundation, Inc. since September 1998. He was appointed to the Virginia Advisory Council on Revenue Estimates in July 2006. Mr. Kirk received a B.A. in Business from Radford University and a J.D. from the University of Virginia.	2002

Andrew J. Fromkin Age: 40	Andrew J. Fromkin joined Clinical Data on October 12, 2005, as our Executive Vice President and Chief Marketing Officer, and was elected President and Chief Executive Officer on May 12, 2006. Mr. Fromkin has twenty years of senior leadership experience in the health care industry in the areas of corporate development, strategic planning, and sales and marketing management. He was most recently President and CEO of DoctorQuality, Inc., a leading provider of patient safety products and information services that was acquired by Quantros, Inc. Prior to that, Mr. Fromkin held several senior management roles at emerging healthcare companies, including executive appointments as President and Chief Executive Officer of Endo Surgical Devices, Inc., where his achievements included developing a line of innovative surgical devices, securing funding for the company, and guiding the company to its first FDA approval. Mr. Fromkin also was Vice President, Business Development and before that, Vice President, Sales for Merck-Medco Managed Care, LLC, a wholly owned subsidiary of Merck & Co., Inc. In all of these roles, Mr. Fromkin successfully developed and negotiated complex transactions including major account sales, strategic alliances, joint ventures and acquisitions. Mr. Fromkin began his career in healthcare at Health Information Technologies.	2007

	Business Experience During Past Five Years	Director
Name and Age	and Other Directorships	Since
Larry D. Horner Age: 73	Larry D. Horner also served as a member of the Board of Directors of New River Pharmaceuticals Inc., a publicly-traded specialty pharmaceutical company focused on developing novel pharmaceuticals and improved versions of widely-prescribed drugs, from 1999 until its acquisition by Shire plc in April 2007. From 1994 to 2001, Mr. Horner served as Chairman of the Board of Pacific USA Holdings Corporation, a holding company of companies in real estate and financial services. From 1997 to 2001, Mr. Horner served as Chairman of the Board of Asia Pacific Wire & Cable, Ltd., a publicly-traded manufacturer of wire and cable products for the telecommunications and power industries in the Asia Pacific Region. From 1991 to 1994, he served as Managing Director of Arnhold & S. Bleichroeder, Inc., an equity market trading and corporate finance firm. Prior to that, he served as Chairman and Chief Executive Officer of the accounting firm KPMG Peat Marwick. Mr. Horner is on the Board of Directors of Atlantis Plastics, Inc., Technical Olympics USA, Inc., and UTStarcom, Inc., all public companies; Mr. Horner serves on the audit committee of all three of these companies and as the audit committee financial expert for Atlantis Plastics, Inc. and UTStarcom, Inc.	2002

Arthur B. Malman Age: 65	Arthur B. Malman is a partner of the law firm of Malman & Goldman, LLP and a principal of the Urban Group, a real-estate investment company. Mr. Malman is also Chairman of Dimex Holdings Corporation, a telecom venture company and a director of PS America, Inc. a floor covering chain. Mr. Malman received a B.A. from Princeton University and a J.D. from the Yale University School of Law, and attended Columbia University School of Business Administration.	1975

Burton E. Sobel, M.D. Age: 69	Burton E. Sobel, M.D. has been at the University of Vermont since 1994 where he is currently Professor of Medicine, Director of the Cardiovascular Research Institute, and Professor of Biochemistry. Dr. Sobel has been a trustee of Fletcher Allen Health Care Center in Burlington, Vermont. Previously, he held senior academic and administrative positions at Washington University School of Medicine and Barnes Hospital from 1973 to 1994, and at the University of California, San Diego, from 1968 to 1973. Dr. Sobel completed postgraduate training at the Peter Bent Brigham Hospital, Boston and the National Institutes of Health, Bethesda and received his M.D., magna cum laude, from Harvard University and his A.B. from Cornell University. Dr. Sobel is President of the Society for Experimental Biology and Medicine and also serves as a member of the Board of Directors of Nuvelo, Inc. and Ariad Pharmaceuticals, Inc., both publicly-traded life science companies. Dr. Sobel also served as a member of the Board of Directors of New River Pharmaceuticals Inc., a publicly-traded specialty pharmaceutical company focused on developing novel pharmaceuticals and improved versions of widely-prescribed drugs, from 2004 until its acquisition by Shire plc in April 2007.	2005

Richard J. Wallace Age: 56	Richard J. Wallace has served as a director of Avigen, Inc., a publicly-traded biopharmaceutical company focused on unique small molecule therapeutics and biologics to treat serious neurological disorders, since March 2006. Mr. Wallace is also a Senior Vice President in Research and Development at GlaxoSmithKline (GSK). During fifteen years at GSK, Mr. Wallace has performed a number of roles from Vice President Commercial (Canada), Vice President US Business Development, Vice	—

	Business Experience During Past Five Years	Director
Name and Age	and Other Directorships	Since
President Sales and Marketing (US Oncology and HIV), Vice President Global Clinical Development and Product Strategy (Neurosciences) and most recently, Senior Vice President Global Product Strategy for all therapeutic areas in the GSK portfolio. Mr. Wallace’s experience prior to joining GSK included eight (8) years with Bristol Myers Squibb and seven (7) years at Johnson & Johnson (in assignments spanning marketing, sales, manufacturing and general management). Mr. Wallace received B. Commerce and B. Com. Honors degrees from Rhodes University, South Africa.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.
CORPORATE GOVERNANCE
Board and Committee Matters
     Independence. Our Board of Directors has determined that each of the current directors standing for re-election are independent directors as defined by applicable Nasdaq Stock Market standards governing the independence of directors, except for Andrew J. Fromkin, our President and Chief Executive Officer.
     Board Meetings and Committees. Our Board of Directors held nine (9) meetings and took action by written consent one (1) time during fiscal 2007. During fiscal 2007, each of the directors then in office attended at least 75% of the aggregate of all meetings of the Board of Directors and all meetings of the committees of the Board of Directors on which such director then served. All of our directors attended the 2006 annual meeting of stockholders. Continuing directors and nominees for election as directors in a given year are required to attend the annual meeting of stockholders barring significant commitments or special circumstances.
     Shareholder Communications. Any shareholder wishing to communicate with our Board of Directors, a particular director or the chair of any committee of the Board of Directors may do so by sending written correspondence to our principal executive offices, c/o Caesar J. Belbel, Chief Legal Officer and Secretary. All such communications will be delivered to the Board of Directors or the applicable director or committee chair.
     Our Board of Directors has three (3) standing committees: Audit Committee, Compensation Committee and Nominating and Governance Committee.
     Audit Committee. The Audit Committee has authority to select and engage our independent registered public accounting firm and is responsible for reviewing our audited financial statements, accounting processes and reporting systems. The Audit Committee also discusses the adequacy of our internal financial controls with our management and our independent registered public accounting firm. In addition, the Audit Committee is responsible for overseeing the independence of, and approving all services provided by, our independent registered public accounting firm. The Committee operates under a written charter approved by the full Board, which charter is periodically reviewed by the Committee and a copy of which is attached to this Proxy Statement as Annex A.
     The members of the Audit Committee are Larry D. Horner (Chair), Arthur B. Malman, and Burton E. Sobel, M.D. Our Board of Directors has considered and concluded that each of the members of the Audit Committee satisfies the independence and financial literacy and expertise requirements as defined by applicable Nasdaq Stock Market standards governing the qualifications of Audit Committee members. Additionally, our Board of Directors has determined that Mr. Horner qualifies as an audit committee financial expert under the rules of the SEC.
     The Audit Committee held five (5) meetings during fiscal 2007. For more information about the Audit Committee, including its audit services pre-approval procedures, see “Report of the Audit Committee” and “Audit Fees” in this proxy statement.
     Compensation Committee. Our Compensation Committee is responsible for establishing cash compensation policies with respect to our executive officers and directors, recommending to the Board the compensation to be paid to our executive officers and administering our equity incentive plans. The members of the Compensation

Committee are Arthur B. Malman (Chair) and Larry D. Horner. The Compensation Committee held two (2) meetings and took action by written consent three (3) times during fiscal 2007.
     Nominating and Governance Committee. Our Nominating and Governance Committee, identifies individuals qualified to become Board members and recommends to the Board the director nominees for the next annual meeting of stockholders and candidates to fill vacancies on the Board. Additionally, the Committee recommends to the Board the directors to be appointed to Board committees. The Committee also develops and recommends to the Board a set of corporate governance guidelines applicable to the Board and to the Company and oversees the effectiveness of our corporate governance in accordance with those guidelines. Finally, the Committee develops and recommends to the Board our Code of Business Conduct and Ethics, which meets the SEC’s definition of a “code of ethics” and which applies to all of our directors, officers and employees, a copy of which is available to any stockholder who requests it by contacting our offices, c/o Caesar J. Belbel, Chief Legal Officer and Secretary.
     The Nominating and Governance Committee currently consists of Burton E. Sobel, M.D. (Chair) and Arthur B. Malman, each of whom the Board has determined meets the independence requirements as defined by applicable Nasdaq Stock Market standards governing the independence of directors. The committee held one (1) meeting during fiscal 2007. The Nominating and Governance Committee nominated Richard J. Wallace for election at the annual meeting at the recommendation of our Chairman, Randal J. Kirk. The Nominating and Governance Committee operates pursuant to a written charter adopted by the Board, which charter is periodically reviewed by the Committee and is available on our website at www.clda.com.
     The Nominating and Governance Committee considers candidates for Board membership suggested by its members and other Board members. Additionally, in selecting nominees for directors, the Nominating and Governance Committee will review candidates recommended by stockholders in the same manner and using the same general criteria as candidates recruited by the Committee and/or recommended by the Board. Any stockholder who wishes to recommend a candidate for consideration by the Committee as a nominee for director should follow the procedures set forth in “Shareholder Recommendations for Director Nominations” below. The Nominating and Governance Committee will also consider whether to nominate any person proposed by a shareholder in accordance with the provisions of our bylaws relating to shareholder nominations as described in “Deadline for Stockholder Proposals and Director Nominations” below.
     Once the Nominating and Governance Committee has identified a prospective nominee, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on the information provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries of the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. Also considered are the provisions of any company agreements specifying persons to be nominees. The Committee then evaluates the prospective nominee against, among other things, the following standards and qualifications:
•	whether the prospective nominee meets the independence requirements qualifications defined under applicable Nasdaq Stock Market standards and, if to serve on the Audit Committee, the Nasdaq Stock Market financial experience and/or financial expert requirements defined under applicable SEC rules and regulations;

•	the extent to which the prospective nominee’s skills, experience and perspective add to the range of talent appropriate for the Board and whether such attributes are relevant to our business and industry;

•	the prospective nominee’s ability to dedicate the time and resources sufficient for the diligent performance of Board duties; and

•	the extent to which the prospective nominee holds any position that would conflict with a director’s responsibilities to us.
     If the Committee’s internal evaluation is positive, the Committee makes a recommendation to the full Board as to whether the candidate should be interviewed further or nominated by the Board and the Board determines whether to approve the nominee after considering the recommendation and report of the Committee.

Certain Relationships and Related Transactions
     Randal J. Kirk, the Chairman of our Board of Directors, controls Third Security, LLC and its affiliates. Directly and through Third Security and its affiliates, Mr. Kirk controls approximately 46.0% of our outstanding stock. During the years ended March 31, 2007 and 2006, we were billed for sales commissions by Third Security in the amount of $89,000 and $85,000, respectively. In fiscal 2005 the Company was billed for sales commissions and consulting services by Third Security in the amount of $169,000. The commissions payable to Third Security arise from an agreement we entered into with Third Security in 2005 for the sale of our IVD products in the People’s Republic of China that are arranged for us through an affiliate of Third Security.
     On June 9, 2006, we issued convertible promissory notes to two affiliates of Mr. Kirk. Under these promissory notes, the lenders provided us with $2.0 million to fund working capital needs until such time as we could complete a private placement of our common stock and warrants. The promissory notes, which were payable thirty (30) days from the date of issuance, accrued interest at a rate of 12% per annum and were convertible at the option of the holders into the same type of security sold by us to investors in the first financing following issuance, at a price per share equal to the last reported closing bid price of our common stock quoted by the Nasdaq Global Market (the “NASDAQ”) on the date of issuance. On June 14, 2006, we repaid the notes plus accrued interest of approximately $4,000 using a portion of the proceeds from the private placement of our common stock and warrants discussed below.
     On June 13, 2006, we closed a private placement of common stock in which we sold 1,039,783 shares of common stock and warrants to purchase an additional 519,889 shares of common stock for net proceeds of approximately $17.0 million, to certain institutional investors, including 403,873 shares and 201,936 warrants to affiliates of Third Security and certain members of our Board of Directors. The unit price was $16.27, which equaled the closing bid price of our common stock quoted by the NASDAQ on the closing date, plus $0.06 per share. The exercise price of the warrants is $19.45, equaling a twenty percent (20%) premium on the closing bid price of our common stock on the closing date. The warrants are exercisable beginning December 14, 2006 through the close of business on June 13, 2011. In February 2007, Third Security and its affiliates, exercised warrants issued in connection with the private placement to purchase 190,505 shares of common stock at a price of $19.45 per share, resulting in net proceeds to us of approximately $3.7 million.
     We received offers from two (2) groups to purchase Vital Diagnostics, and during the second quarter of fiscal 2007, the Board of Directors accepted the most favorable offer which was to sell the Company’s 92.5% interest for net proceeds of $1.0 million. The transaction closed on November 13, 2006. The buyers included Adrian Tennyenhuis, Vital Diagnostic’s general manager and holder of the 7.5% minority interest, and New River Management IV, LP, which is an affiliate of Third Security. The Company recorded a loss on disposal of approximately $178,000 in connection with the sale of Vital Diagnostics during the year ended March 31, 2007.
     During the second fiscal quarter we engaged Lazard Frères & Co., an investment bank, to seek a buyer for CDSS. Lazard identified and contacted a list of potential buyers, and the Board of Directors accepted the most favorable offer which was to sell CDSS to Adrian Tennyenhuis and New River Management IV, LP for net proceeds of approximately $7.0 million. The transaction closed on June 18, 2007. The Company recorded a loss on disposal of approximately $7.0 million in connection with the sale.
     On July 23, 2007, we sold 3,000,000 shares of our common stock at $22.00 per share in a public offering underwritten by Bear, Stearns & Co., Inc. and Lazard Capital Markets LLC (an affiliate of Lazard Frères & Co.), followed by a sale of approximately 450,000 additional shares on July 26, 2007 at the same price per share, representing the underwriters’ over-allotment option. Mr. Kirk, through one or more of his affiliates, purchased 2,250,000 shares of our common stock in this public offering, representing approximately $49.5 million, which purchases increased his ownership of our outstanding common stock to approximately 46.0%. The price per share offered in these sales was approximately 96% of the closing price on July 17, 2007, the date of pricing of the public offering.

Compensation Committee Interlocks And Insider Participation
     Our Compensation Committee determines salaries, incentives and other compensation for our directors and executive officers. The Compensation Committee also administers our equity incentive plans. The Compensation Committee currently consists of Arthur B. Malman (Chair) and Larry D. Horner.

EXECUTIVE OFFICERS
     The following contains certain information as of March 31, 2007 about our executive officers and significant employee:

Name	Age	Position
Andrew J. Fromkin	40	President and Chief Executive Officer
C. Evan Ballantyne	47	Senior Vice President and Chief Financial Officer
Caesar J. Belbel	47	Executive Vice President, Chief Legal Officer and Secretary
Carol Reed, M.D.*	54	Senior Vice President and Chief Medical Officer

*	Significant employee
     Andrew J. Fromkin joined Clinical Data on October 12, 2005, as our Executive Vice President and Chief Marketing Officer, and was elected President and Chief Executive Officer on May 12, 2006. Mr. Fromkin has more than 17 years of senior leadership experience in the health care industry in the areas of corporate development, strategic planning, and sales and marketing management. He was most recently President and CEO of DoctorQuality, Inc., a leading provider of patient safety products and information services that was acquired by Quantros, Inc. Prior to that, Mr. Fromkin held several senior management roles at emerging healthcare companies, including executive appointments as President and Chief Executive Officer of Endo Surgical Devices, Inc., where his achievements included developing a line of innovative surgical devices, securing funding for the company, and guiding the company to its first FDA approval. Mr. Fromkin also was Vice President, Business Development and before that, Vice President, Sales for Merck-Medco Managed Care, LLC, a wholly owned subsidiary of Merck & Co., Inc. In all of these roles, Mr. Fromkin successfully developed and negotiated complex transactions including major account sales, strategic alliances, joint ventures and acquisitions. Mr. Fromkin began his career in healthcare at Health Information Technologies.
     C. Evan Ballantyne joined Clinical Data as Chief Financial Officer and Senior Vice President on August 7, 2006. He was most recently Senior Vice President and Chief Financial Officer of ZymeQuest, Inc., a medical technology company based in Beverly, Massachusetts, and previously was the Chief Financial Officer of Knowledge Impact, of Wayland, Massachusetts. Earlier, Mr. Ballantyne was a Vice President and Chief Operating Officer for ACNielsen Corporation and held the Chief Financial Officer position as well for 2 years. There, he was responsible for all aspects of operations, strategic planning and finance in more than 45 countries for a corporation with 9,700 employees and annual revenue exceeding $650 million. At ACNielsen, he drove productivity gains and cost savings activities totaling $27.5 million while holding expenses flat with the prior year and helped develop new revenue opportunities while implementing a cross-border sales tracking system. He also helped lead the company’s successful ISO certification in three countries. Mr. Ballantyne also held an audit position for Dun & Bradstreet, earned a B.A. from the University of Western Ontario, and earned a post-graduate degree in Business Administration with Honors from the University of Windsor.
     Caesar J. Belbel joined Clinical Data as Vice President and General Counsel on May 7, 2003, and was elected Secretary of Clinical Data on June 25, 2003. Mr. Belbel was subsequently elected Senior Vice President in May 2005 and Executive Vice President of Clinical Data in October 2005. Prior to joining Clinical Data, Mr. Belbel served from 2000 to 2002 as Senior Vice President, General Counsel and Secretary of Xpedior Incorporated, a publicly-held Internet consulting services and e-commerce software development company. Previously, from 1997 to 2000, Mr. Belbel served as General Counsel of Programart Corporation, a developer of application performance management software. Mr. Belbel holds a Bachelor of Arts degree from Columbia University and a Juris Doctor degree from Boston College Law School.
     Carol Reed, M.D. joined Clinical Data in October 2005 following the completion of its merger with Genaissance Pharmaceuticals, Inc., where Dr. Reed had served as Vice President, Medical Affairs since 2003. Dr. Reed joined Genaissance from Bayer Pharmaceuticals, Inc., where she was an Associate Medical Director in Pulmonary Medical Research. Previously, she was the Associate Director, Section of Pulmonary and Critical Care Medicine, at the Hospital of St. Raphael and directed its Medical Intensive Care Unit. Dr. Reed received a M.S. in biology from the University of Illinois and a M.D. from Rush Medical College in Chicago.

COMPENSATION DISCUSSION AND ANALYSIS
     The Compensation Committee of the Board (or the “Committee”) assists the Board in fulfilling its oversight responsibilities with respect to the compensation of the Company’s officers. The Committee is responsible for (i) establishing and administering the base salaries and cash bonuses of Clinical Data’s executive officers, and (ii) administering and making recommendations and awards under Clinical Data’s 2002 Stock Option Plan and 2005 Equity Incentive Plan. Base salaries, cash bonuses and equity awards for the senior management are recommended by the Committee subject to Board approval. The Committee monitors whether the compensation paid to the Company’s senior management is fair, reasonable and competitive and is substantially tied to Company performance. Clinical Data’s Compensation Committee evaluates, both subjectively and objectively, Clinical Data’s financial performance, competitive position, future potential, and the individual and group performance of the members of senior management. In such evaluation, the Compensation Committee reviews data prepared by Clinical Data and employs the business experience of the individual members of the Compensation Committee.
Compensation Objectives
     Our executive compensation program is designed to attract, retain, motivate and reward talented individuals who will execute our business plan so that Clinical Data can succeed in the competitive business environment in which the Company operates.
Elements of Executive Compensation
     The Company’s executive compensation program consists of the following elements:
•	base salary;

•	annual cash bonus award;

•	equity compensation; and

•	post-termination compensation.
     The Company does not provide its executives with perquisites. The Company does not have any deferred compensation programs or retirement programs other than our 401(k) plan that is generally available to all employees. Clinical Data enrolls all salaried employees in its health, dental and life and disability insurance programs.
     Each of these elements of executive compensation is addressed separately below.
Base Salary
     Base salary is provided in order to retain executives consistent with the Company’s achievement of its financial and strategic goals. Officers and other key employees are compensated within salary ranges that are generally based on similar positions in companies of comparable size and complexity to that of Clinical Data based on information gathered by members of our Compensation Committee and our human resources staff. The annual compensation for each officer is based on Company and individual performance as well as achievement of Company and individual goals including, but not limited to, growth in the market capitalization of Clinical Data; establishment and consolidation of Clinical Data’s leadership position in the pharmacogenetic field; and completion of strategic initiatives including acquisitions and divestitures of operating assets, and completion of key collaboration agreements. The Compensation Committee also takes into account prevailing general economic conditions, marketplace trends, and other factors deemed important by them and the Board, including the fact that Clinical Data does not offer a defined benefit retirement or other similar plans and perquisites to its senior management employees.
     The base salaries for Mr. Fromkin and Mr. Belbel are set forth in their employments agreements described below. The base salaries of other senior management are established upon the commencement of their employment with the Company and are adjusted annually by the Compensation Committee. All base salaries paid to executive officers were fully deductible in the fiscal year ending March 31, 2007.

Annual Bonus
     Clinical Data pays discretionary bonuses that are recommended by the Committee and approved by the Board. Target cash bonus compensation of two (2) times Mr. Fromkin’s base salary, and one (1) time Mr. Belbel’s base salary are specified in their respective employment agreements. The Committee considers the bonus targets set forth in the executives’ employment agreements as a maximum payment that would be made based on outstanding Company and individual performance. The Compensation Committee historically has recommended to the Board that the level of bonuses to be awarded to senior management be based, in the case of the chief executive officer, primarily upon the financial and strategic performance of Clinical Data, and for other executives primarily on the performance of the operating units for which they are directly responsible. For fiscal 2006, the Committee took into consideration, for those employees who will be playing critical roles in the Company going forward, several factors, including the ongoing efforts of the named executive officers with respect to the successful restructuring and integration of the businesses – including Genaissance Pharmaceuticals, Icoria and Genome Express – recently acquired by the Company. Accordingly, in 2006, we made bonus payments of $70,000 each to both Messrs. Fromkin and Belbel. Mr. Fromkin took $35,000 of his bonus in cash and the remaining $35,000 in a stock option. Mr. Belbel took $50,000 of his total bonus payment in cash and the remaining $20,000 in a stock option. Bonus payments were in recognition of Mr. Belbel successfully completing a number of important restructuring initiatives and, in the case of Mr. Fromkin, as a result of his assumption of greater responsibilities when he was appointed President and Chief Executive Officer of the Company in May 2006. All bonus payments were fully deductible in 2006. Bonuses for 2006 paid to the named executive officers are reported in the “Bonus” column of the Summary Compensation Table.
     For fiscal 2007, the Compensation Committee recommended and the Board approved cash bonus payments for senior management based upon the achievement by Clinical Data of an increase in the market capitalization of the Company and certain other strategic and financial goals. The senior management group for fiscal 2007 included seven (7) individuals. The total amount of the cash bonus pool awarded to these individuals was $725,000, of which Mr. Fromkin received $315,000; Mr. Belbel received $130,000, Dr. Reed received $90,000, Mr. Ballantyne received $90,000, and three (3) other members of the Company’s senior management received a total of $100,000. The Committee will consider for 2008 similar bonus programs based upon the achievement by Clinical Data and its operating units of continued improvement of the Company’s market capitalization and certain other strategic and financial goals.
Equity Compensation
     Currently, stock options are Clinical Data’s primary method for providing long-term incentive compensation to its senior management. The size of the awards has historically been based on guidelines that take growth in market capitalization, individual performance, salary level and tenure into account. The Committee believes that broad and significant employee ownership of Clinical Data’s stock effectively motivates the building of stockholder wealth. We also use stock options because we believe that equity compensation in this form aligns the interests of stockholders with senior management to ensure the Company’s long-term success as reflected in increases to the Company’s market capitalization. Accordingly, in May 2006, upon his appointment to the position of President and Chief Executive Officer of Clinical Data, Mr. Fromkin received a stock option grant of 304,515 shares at an exercise price of $18.55 per share, which was equal to the closing price of Clinical Data’s common stock quoted by the NASDAQ on the day immediately preceding the grant. The number of options granted to Mr. Fromkin reflected the level of responsibility he assumed, particularly with respect to the on-going integration of the Company’s operations and in ensuring the success of the Company’s strategic repositioning in the molecular diagnostics field. Further details regarding the terms of outstanding stock options held by our named executive officers are set forth in the “Outstanding Equity Awards at 2007 Fiscal Year End” table. None of the named executives received restricted stock grants in 2007.
     For fiscal 2008, the Committee recommended and the Board approved as equity incentive the grant of an additional 180,000 stock options to the senior management of the Company. These stock options were granted on June 14, 2007, at an exercise price of $22.48 per share, which was equal to the closing price of Clinical Data’s common stock quoted by the NASDAQ on the day of grant. Of these stock options, Mr. Fromkin received 80,000 options; Messrs. Belbel and Ballantyne, and Dr. Reed each received 30,000 options; and one other member of senior management received 10,000 options.

Fringe Benefits
     Under the terms of Mr. Fromkin’s employment agreement, for an annual premium not to exceed $2,000 per year (which premium is fully taxable to Mr. Fromkin), the Company maintains a term life insurance policy on Mr. Fromkin’s life, the proceeds of which are payable to Mr. Fromkin’s beneficiaries. Otherwise, we provide our corporate officers the same benefits as those provided to all our other salaried employees, such as health and dental insurance, life insurance, short- and long-term disability, and opportunities to participate in our 401(k) plan with company match.
Post-Termination Compensation
     Messrs. Fromkin, Belbel, and Ballantyne, and Dr. Reed, are all entitled to receive post-termination compensation under their employment arrangements with the Company. In the cases of Messrs. Fromkin and Belbel, and Dr. Reed, these benefits were established under the terms of their employment agreements entered into by the Company during the 2007 fiscal year. Mr. Ballantyne’s post-termination compensation benefits arise under the terms of his offer of employment, which commenced in August 2006. The terms of all these arrangements remain in effect generally unless any of the executive employees is terminated by the Company with cause or any of the executive employees resign voluntarily from the Company other than for good reason. In addition, the agreements provide accelerated equity vesting, to be provided upon a change of control. The Company’s agreements with Messrs. Fromkin and Belbel also provide for tax gross-up payments in connection with a change in control of the company. The amount of benefits that each executive would potentially earn under these contracts upon a covered termination of employment and a change in control is described and quantified below under “Potential Payments upon Termination of Employment or Change in Control”.
Stock Option Granting Practices
     The Committee’s practice when granting stock options had been to use the closing price of the Company’s common stock on the day of the grant. As a matter of formal written policy, the Company has not and does not time the grant of stock options around the disclosure of non-public information or back date stock options. On two occasions in the 2007 fiscal year, the Committee delegated to Mr. Fromkin its authority to grant up to a fixed number of stock options to enable him to provide equity incentive awards to key personnel throughout the organization below the senior management level. Accordingly, on July 31, 2006 and December 20, 2006, Mr. Fromkin granted 231,000 and 180,893, respectively, to such personnel at an exercise price equal to the closing price of the Company’s Common Stock on the date of grant as quoted by the NASDAQ.
Deduction Limit for Executive Compensation
     Section 162(m) of the Internal Revenue Code limits the tax deductibility by a public company of compensation in excess of one million dollars paid to any of its five (5) most highly compensated executive officers. Outstanding stock options granted under Clinical Data’s 2002 Stock Option Plan and 2005 Equity Incentive Plan will not be subject to the limitation under applicable regulations. Clinical Data’s Compensation Committee intends to use its best efforts to structure future compensation so that executive compensation paid by it is fully deductible in accordance with Section 162(m) of the Code. Clinical Data’s Compensation Committee may, however, in a particular case, approve compensation that may not be deductible under Section 162(m).
COMPENSATION COMMITTEE REPORT
     We, the Compensation Committee of the Board of Directors of Clinical Data, Inc. have reviewed and discussed the Compensation Discussion and Analysis set forth above with the management of the Company, and, based on such review and discussion, have recommended to the Board of Directors inclusion of the Compensation Discussion and Analysis in this Proxy Statement.

By the Compensation Committee:

Arthur B. Malman (Chair)
Larry D. Horner

Summary Compensation Table
     The following table sets forth the information required by SEC Regulation S-K Item 402 as to the compensation paid or accrued by us for the year ended March 31, 2007 for services rendered in all capacities, by all person who served as our Chief Executive Officer or Chief Financial Officer and the other most highly compensated executive officer during the fiscal year ended March 31, 2007 (the “named executive officers”).
Summary Compensation Table for Fiscal Year 2007

				Option	All Other
Name and				Awards	Compensation
Principal Position	Year(1)	Salary ($)	Bonus ($)	($)(2)	($)(3)	Total ($)
Andrew J. Fromkin, Chief Executive Officer, President,(4)	2007	388,846	35,000	804,928	4,938	1,233,712
C. Evan Ballantyne, Chief Financial Officer, Senior Vice President (5)	2007	143,846	—	84,626	1,523	229,995
Caesar J. Belbel, Executive Vice President, Secretary, General Counsel	2007	256,096	50,000	391,588	—	697,684
Israel M. Stein, MD, former Chief Executive Officer and former Acting Chief Financial Officer (6)	2007	368,217	—	73,173	29,872	471,265
Mark D. Shooman, former Chief Financial Officer(7)	2007	38,702	—	—	774	39,476

(1)	Our fiscal year ends on March 31.

(2)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2007 fiscal year for the fair value of stock options granted to the named executive officers, in 2007 as well as prior years, in accordance with SFAS 123R. Portions of awards granted over several years are included. To see the value of awards made to named executive officers in fiscal 2007, see the Grants of Plan-Based Awards in 2007 Fiscal Year table. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeiture related to service-based vesting conditions. For additional information on the valuation assumptions used by the Company in calculating these amounts refer to Note 14 to Consolidated Financial Statements incorporated by reference in this proxy statement. The amounts reported in the Summary Compensation Table for these awards may not represent the named executive officers will actually realize from the awards. Whether and to what extent, a named executive officer realizes value will depend on stock price fluctuations and the named executive officer’s continued employment. Additional information on all outstanding awards is reflected in the Outstanding Equity Awards at 2007 Fiscal Year-End table.

(3)	The amounts set forth in the All Other Compensation column for the named executive officers consist of Company contributions to the Clinical Data 401(k) Plan. Of the amount shown for Dr. Stein, $5,125 constituted a car allowance and approximately $14,600 constituted term life insurance premiums and $8,300 was related to reimbursement for legal expenses.

(4)	Mr. Fromkin became President and Chief Executive Officer on May 12, 2006.

(5)	Mr. Ballantyne joined the Company on August 7, 2006.

(6)	Dr. Stein voluntarily resigned as President and Chief Executive Officer and became Executive Vice Chairman on May 12, 2006. Following the resignation of Mr. Shooman, he served as Acting Chief Financial Officer from May 30 until August 7, 2006. Subsequently, Dr. Stein voluntarily resigned as an officer and director of the Company effective as of August 30, 2006. Under the terms of Dr. Stein’s amended employment agreement with the Company, Dr. Stein was scheduled to receive salary continuation through October 28, 2007, of his then current base annual salary of $350,000 per year, as well as continuation of the payment by the Company of the premiums for his health and dental plans, and in respect of certain life insurance policies maintained by the Company, together with the continuation his fringe benefits, including his car allowance for this period. On March 30, 2007, the Company terminated Dr. Stein’s amended employment agreement payment of all benefits payable thereunder, as a result of Dr. Stein’s alleged breach of his continuing covenants under the amended employment agreement.

(7)	Mr. Shooman voluntarily resigned his employment with the Company effective as of May 30, 2006. Mr. Shooman was not entitled to any post-termination benefits.
Grants of Plan-Based Awards in 2007 Fiscal Year
     All stock options have been granted at exercise prices equal to the closing price of the Company’s Common Stock as quoted by the NASDAQ on the date of grant or on the date immediately preceding the date of grant. The exercise price for stock options granted to new hires is equal to the closing price of the Company’s Common Stock as quoted by the NASDAQ on the date of hire. In general, stock options become cumulatively exercisable in three (3) equal annual installments on the first, second and third anniversaries of the date of grant. For those grants still outstanding under Clinical Data’s 1991 Stock Option Plan, the expiration dates are between five (5) and six (6) years. For those grants issued under Clinical Data’s 2002 Stock Option Plan and 2005 Equity Incentive Plan, the expiration date is ten (10) years from the date of grant. All stock options granted to directors, executive officers and certain of our senior management personnel pursuant to the 2005 Equity Incentive Plan contain provisions accelerating vesting upon a change of control of Clinical Data.

				All Other
				Option
				Awards:
				Number of
				Securities	Exercise or Base	Grant Date Fair
				Under-lying	Price of Option	Value of Stock
		Ratification		Options	Awards	and Options
Name	Grant Date	Date		(#)	($/Sh)	Awards ($) (3)
Andrew J. Fromkin	5/12/06			150,000	18.55	2,045,415
	5/12/06	9/21/06	(1)	154,515	18.55	2,106,982
	6/22/06	9/21/06	(2)	5,303	16.10	62,943
C. Evan Ballantyne	8/7/06			50,000	12.98	392,080
Caesar J. Belbel	5/12/06			60,000	18.55	818,166
	6/22/06			3,030	16.10	35,964
Israel M. Stein, MD	—			—	—	—
Mark D. Shooman	—			—	—	—

(1)	Options issued and granted as of May 12, 2006 and ratified at the annual meeting of shareholders on September 21, 2006, vest in 36 equal monthly installments beginning on the first month following of the date of grant.

(2)	Options issued and granted as of June 22, 2006 and ratified at the annual meeting of shareholders on September 21, 2006, vest equally over a three-year period beginning on the one-year anniversary of the date of grant.

(3)	This column shows the full grant date fair value of the stock options awarded this year under SFAS 123R. Generally, the full grant date fair value is the amount that the Company would expense in its financial statements over the award’s vesting schedule. For stock options, fair value is calculated using the Black Scholes value on the grant date. The fair value shown is accounted for in accordance with SFAS 123R. For additional information on the valuation assumptions see Note 14 of the Consolidated Financial Statements filed as part of the Company’s Annual Report on Form 10-K.

Executive Employment Agreements
     Effective May 12, 2006, Mr. Fromkin and Mr. Belbel are parties to employment agreements with the Company that provide the following:

Positions	• Mr. Fromkin serves as the Company’s President and Chief Executive Officer. Mr. Fromkin is also serving as a director of the Company.

• Mr. Belbel serves as Executive Vice President, Chief Legal Officer and Secretary of the Company.

Salary and Bonus
•     Mr. Fromkin’s agreement provides for an annual base salary of $400,000 and a potential annual cash bonus equal to up to 200% of Mr. Fromkin’s then current annual base salary, based on whether Mr. Fromkin and the Company achieve certain goals, as determined by the board of directors in their sole discretion.

•     Mr. Belbel’s agreement provides for an annual base salary of $260,000 and a potential annual bonus equal to up to 100% of Mr. Belbel’s then current annual base salary, based on whether Mr. Belbel and the Company achieve certain goals, as determined by the board of directors in their sole discretion.

Term	The initial terms of both employment agreements commenced on May 12, 2006 and end on June 30, 2007, and automatically extend thereafter for successive one (1) year periods unless, at least ninety (90) days prior to the end of the initial terms or the then-current terms of the Agreements, the Company or the executive has notified the other that the term shall terminate upon its expiration date.

Termination	Both agreements provide that employment may be terminated with or without cause at any time by the Company, or by the executive with or without good reason (as defined in the agreements). The payments due to the executives upon termination by the Company without cause or by the executives for good reason, include continuation of the executives’ salaries for one (1) year; continuation for one (1) year of the payment of the Company’s portion of the premiums for health and dental insurance plans; payment of pro-rata bonuses; and payment of accrued portions of the Company’s contributions to any 401(k) or similar benefit plan.

Benefits	Both executives are entitled to participate in all employee benefit plans of the Company and are entitled to four (4) weeks vacation per year, with the ability to roll over up to three (3) weeks of unused vacation from any prior year. The Company has agreed to provide and maintain a life insurance policy for Mr. Fromkin, payable to his beneficiary or beneficiaries, with annual premiums not to exceed $2,000.

Covenants	The agreements contain confidentiality covenants applicable during the period of the executives’ employment and thereafter, as well as non-solicitation and non-competition covenants applicable to the executives both during and for a period of six (6) months following their employment with the Company.

Outstanding Equity Awards at 2007 Fiscal Year-End

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised
	Options	Options
	(in #’s)	(in #’s)	Option Exercise	Option Expiration
Name	Exercisable	Unexercisable	Price ($)	Date
Andrew J. Fromkin	1,333 (1)	—	22.50	9/6/08
	50,000 (2)	—	17.89	10/17/15
	84,586 (3)	219,929 (3)	18.55	5/12/16
		5,303 (4)	16.10	6/22/16
C. Evan Ballantyne	—	50,000 (5)	12.98	8/7/16
Caesar J. Belbel	7,500 (6)		4.82	5/7/13
	8,000 (7)		21.34	9/23/15
	50,000 (2)		17.89	10/17/15
	—	60,000 (8)	18.55	5/12/16
	—	3,030 (9)	16.10	6/22/16
Israel Stein, MD	—	—	—	—
Mark D. Shooman	—	—	—	—

(1)	Fully exercisable on the date of grant.

(2)	Granted on October 17, 2005, and amended to become fully exercisable on and after May 12, 2006.

(3)	Granted on May 12, 2006, and, as to 154,515 options, ratified on September 21, 2006, with all options vesting in 36 equal monthly installments beginning one (1) month after the date of grant. These options become fully exercisable on a change of control of the Company, or as a result of the termination of Mr. Fromkin’s employment by the Company without cause or by Mr. Fromkin for good reason.

(4)	Granted on June 22, 2006, and ratified on September 21, 2006, with one-third of the options vesting cumulatively on each of the first three (3) anniversaries of the date of grant. These options become fully exercisable on a change of control of the Company, or as a result of the termination of Mr. Fromkin’s employment by the Company without cause or by Mr. Fromkin for good reason.

(5)	Granted on August 7, 2006, with one-third of the options vesting cumulatively on each of the first three (3) anniversaries of the date of grant. These options become fully exercisable on a change of control of the Company.

(6)	15,000 stock options granted on May 7, 2003, with one-third of the options vested cumulatively on each of the first three (3) anniversaries of the date of grant. In fiscal 2006, Mr. Belbel exercised 7,500 options, leaving the balance shown above.

(7)	Granted on September 23, 2005, and amended to become fully exercisable on and after May 12, 2006.

(8)	Granted on May 12, 2006, with one-third of the options vesting cumulatively on each of the first three (3) anniversaries of the date of grant. These options become fully exercisable on a change of control of the Company, or as a result of the termination of Mr. Belbel’s employment by the Company without cause or by Mr. Belbel for good reason.

(9)	Granted on June 22, 2006, with one-third of the options vesting cumulatively on each of the first three (3) anniversaries of the date of grant. These options become fully exercisable on a change of control of the Company, or as a result of the termination of Mr. Belbel’s employment by the Company without cause or by Mr. Belbel for good reason.
Option Exercises and Stock Vested in Fiscal Year 2007

Option Awards
	Number of Shares Acquired on	Value
Name	Exercise (#)	Realized on Exercise ($)
Andrew J. Fromkin	—	—
C. Evan Ballantyne	—	—
Caesar J. Belbel	—	—
Israel Stein, M.D.	62,000	$683,760
Mark D. Shooman	17,000	$237,150
TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS
     Under the terms of their respective employment agreements with the Company, if the Company terminates Mr. Fromkin’s or Mr. Belbel’s employment without cause, or if the executive terminates his employment for good reason, the Company must pay him: (1) all unpaid salary up to the date of termination, any earned but unpaid bonuses, any unreimbursed expenses and any other payments and benefits to which the executive may be entitled under the Company’s benefit plans; (2) a pro-rated bonus amount for the year of his termination;, (3) his then current base salary on a continuous basis for the twelve (12) months following the date of termination; and (4) all premiums for health and other benefits during the twelve (12) month period following the date of termination. Additionally, if the executive’s employment is terminated without cause or by him for good reason, or if a change of control of the Company occurs during his employment, all of his outstanding unvested options become fully vested and the post-termination exercise period will be extended for a period equal to the shorter of (i) ten (10) years, or (ii) the remaining term of the options.
     To the extent that any payments due to Mr. Fromkin or Mr. Belbel on the termination of their employment with the Company (the “Post-termination Payments”) are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, and to the extent that the Post-termination Payments exceed four (4) times the “base amount” (as such term is defined in Section 280G(d)(2) of the Code), then the Company will make an additional (“gross-up”) payment to the executive so that, the net amount retained by the executive shall be equal to the original amount of the Post-termination Payments after deduction of the excise tax, any federal, state and local income and employment tax and excise tax on the gross-up payment, but before deduction for any federal, state or local income and employment tax on the Post-termination Payments. However, to the extent that the Post-termination Payments do not exceed four (4) times the “base amount,” then the Post-termination Payments will be reduced to the extent necessary to avoid imposition of the excise tax. Any amounts reduced shall be irrevocably forfeited by the executive and he shall have no further rights to receive them.
     The agreements contain a confidentiality covenant applicable during the period of the executive’s employment or at any time thereafter, as well as non-solicitation and non-competition covenants applicable to the executive both during and for a period of six (6) months following his employment with the Company.

     The amounts (in addition to those shown in the Summary Compensation Table) that would have been payable to Mr. Fromkin or Mr. Belbel under the agreements described above if a termination or change in control had occurred on March 31, 2007 are as follows:

	Andrew J. Fromkin	Caesar J. Belbel
Twelve months’ salary	$400,000	$260,000
Twelve months’ health and other benefits	12,793	5,261
Acceleration of options	3,061,917	854,130
Tax gross-up	N/A	N/A
DIRECTOR COMPENSATION IN FISCAL YEAR 2007
     Our directors who are not our employees or consultants receive compensation for their services as directors as follows:

Title	Cash Compensation	Equity Compensation (see below)
Chairman	$60,000 per year	20,000 stock options
Director	$30,000 per year	10,000 stock options
     The portion of fees paid in cash is paid quarterly in arrears (approximately at the end of each fiscal quarter). The portion of fees paid in equity was granted on September 21, 2006, the date of the annual meeting of stockholders, with an exercise price of $14.80, which was the closing price of our common stock on the date of grant. One-half of the equity portion is fully vested upon grant, with the remainder to vest on the date of the 2007 annual meeting of the Company’s stockholders. In addition, we pay a $1,000 per meeting cash compensation fee for members of the Audit Committee, to be paid quarterly in arrears with all other cash compensation.
     Outside directors are given a choice of the method for receipt of their Board compensation. For the portion of fees paid in cash, instead of cash payments, directors may choose to receive all or any part of their cash compensation to be paid in a calendar year in the form of deferred stock units, so long as they make a deferral election prior to December 31 of the prior year. Deferred stock units allow directors to defer payment of their cash compensation (and taxes on such compensation) until the earlier date that is at least two (2) years from the date of grant, their retirement from the Board, or their death or disability. At the time of payment, the director will receive shares of our common stock in an amount equal to the number of shares that would have been purchased on the date of grant of the deferred stock units. We grant deferred stock units to directors who have chosen this method of compensation on the date that we otherwise make cash payments for director fees (approximately the end of each fiscal quarter). No director elected to receive deferred stock units in the fiscal year ending March 31, 2007.
     For the portion of fees paid in equity, directors may choose to receive all or any part of such compensation in the form of stock options, restricted stock or restricted stock units. Such equity portion of the directors’ compensation was granted on September 21, 2006, the date of the annual meeting of stockholders, with one-half of such awards being fully-vested on the date of grant the remainder vesting upon the date of the 2007 annual meeting of the Company’s stockholders. If a director chose to receive such equity compensation in the form of stock options, such options are granted at an exercise price equal $14.80 per share, the fair market value of our common stock quoted by the NASDAQ on the date of grant. If a director chose to receive such equity compensation in the form of restricted stock or restricted stock units, we used the Black-Scholes method of valuation to grant to the director that number of shares of restricted stock or restricted stock units that was equal to the value of 10,000 stock options (or 20,000 stock options in the case of the Chairman) on such date. Like deferred stock units, restricted stock units allow a director to defer the payment of shares of our common stock (and taxes on such compensation) until the earlier of a date that is a least two (2) years from the date of grant, their retirement from the Board, or their death or disability. With restricted stock units, the award must vest prior to the director having any right to have the underlying shares issued, and, if a director were to terminate his or her Board service prior to full vesting, we would not be obligated to issue any shares under a restricted stock unit to the extent that the restricted stock unit had not vested at such time. The vesting of all equity compensation will accelerate upon a change in control of Clinical Data. In fiscal 2007, Messrs. Kirk and Malman chose to receive their equity compensation in the form of 10,800 shares of restricted stock for Mr. Kirk, and 5,400 shares of restricted stock for Mr. Malman. Messrs. Horner and Rakin and Dr. Sobel, each chose to receive his equity compensation in fiscal 2007 in the form of 10,000 stock options.
The following table shows the amounts paid to non-employee directors in fiscal 2007:

		Restricted
	Fees Earned or	Stock Awards	Option Awards
Name	Paid in Cash ($)	($)(1)	($)(2)	Total ($)
Randal J. Kirk, Chair	60,000	168,892	—	228,892
Larry D. Horner	34,000		108,581	142,581
Arthur B. Malman	34,000	84,446	—	118,446
Burton E. Sobel MD	34,000		108,581	142,581
Kevin L. Rakin (4)	28,080		1,015,649	1,043,729
Joseph Klein III (3)	—	—	40,576	40,576

(1)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2007 fiscal year for the fair value of restricted stock units (RSU’s) granted to directors in 2007 as well as prior years. In fiscal 2007, Messrs. Kirk and Malman received RSU’s totaling 10,800 and 5,400, respectively.

(2)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2007 fiscal year for the fair value of stock options granted to directors, in 2007 as well as prior years, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeiture related to service-based vesting conditions. For additional information on the valuation assumptions used by the Company in calculating these amounts refer to Note 14 to Consolidated Financial Statements incorporated by reference in this proxy statement. For fiscal 2007, Mr. Horner, Dr. Sobel and Mr. Rakin each elected to receive options to purchase 10,000 shares, for which the grant date fair value was $14.80.

(3)	Mr. Klein was a director through September 21, 2006. Because Mr. Klein elected in fiscal 2006 to receive his cash and equity compensation for his service as a director during that fiscal year, in the form of deferred stock units for his cash compensation and restricted stock units for his equity compensation, Mr. Klein received 1,518 shares of unrestricted Common Stock on March 28, 2007 in respect of his deferred stock units.

(4)	In May 2006, the Company granted 70,000 options to Kevin Rakin, a member of the Company’s Board of Directors, in connection with the settlement of an employment agreement. The options were exercisable immediately and had a fair value of approximately $896,000, which was expensed on the date of grant. On September 21, 2007, Mr. Rakin received 4,360 options related to his duties as a Board member in fiscal 2006, which were immediately exercisable. On the same day, Mr. Rakin received an additional 10,000 options in connection with his duties as a member of the Board of Directors for fiscal 2007.
AUDIT COMMITTEE REPORT
     The following is the report of the Audit Committee with respect to Clinical Data’s audited financial statements for the year ended March 31, 2007.
     The purpose of the Audit Committee is to assist the Board in fulfilling its responsibility to oversee Clinical Data’s accounting and financial reporting, internal controls and audit functions. The Audit Committee Charter describes in greater detail the full responsibilities of the committee. The Audit Committee is comprised entirely of independent directors as defined by applicable Nasdaq Stock Market standards.
     Management is responsible for our internal controls and the financial reporting process. Our independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards established by the Public Company Accounting and Oversight Board (United States) and issuing a report thereon. The Committee’s responsibility is to monitor this process. The Audit Committee has reviewed and discussed the consolidated financial statements with management and Deloitte &

Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”), our independent registered public accounting firm.
     In the course of its oversight of Clinical Data’s financial reporting process, the Audit Committee of the Board of Directors has:
•	reviewed and discussed with management and Deloitte & Touche Clinical Data’s audited financial statements for the fiscal year ended March 31, 2007;

•	discussed with Deloitte & Touche the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees;

•	received the written disclosures and the letter from Deloitte & Touche required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees;

•	reviewed with management and Deloitte & Touche Clinical Data’s critical accounting policies;

•	discussed with management the quality and adequacy of Clinical Data’s internal controls;

•	discussed with Deloitte & Touche any relationships that may impact their objectivity and independence; and

•	considered whether the provision of non-audit services by Deloitte & Touche is compatible with maintaining independence.
     Based on the foregoing review and discussions, the Committee recommended to the Board of Directors that the audited financial statements be included in Clinical Data’s Annual Report on Form 10-K for the year ended March 31, 2007 for filing with the Securities and Exchange Commission.

By the Audit Committee,

Larry D. Horner, Chair
Arthur B. Malman
Burton E. Sobel, M.D.

Audit Fees
     Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”) an independent registered public accounting firm, audited our financial statements for the year ended March 31, 2007. The Board of Directors has appointed Deloitte & Touche to serve as our independent registered public accounting firm for the fiscal year ending March 31, 2008. Representatives of Deloitte & Touche are expected to attend the annual meeting to respond to appropriate questions, and will have the opportunity to make a statement if they desire.
     The aggregate fees for the audit and other services provided by Deloitte & Touche for the fiscal years 2007 and 2006 are as follows:

	2007	2006
Audit Fees (1)	$656,689	$688,907
Audit-Related Fees (2)	$52,782	$108,458
Tax Fees (3)	$116,453	$107,142
Total	$825,924	$904,508

(1)	Audit fees represent fees for professional services provided in connection with the audit of our financial statements and review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.

(2)	Audit-related fees represent payments for due diligence services provided in connection with certain business combinations.

(3)	Tax fees represent fees for services rendered to us for tax compliance services and related consultations.
     Our Audit Committee has adopted procedures requiring the pre-approval of all non-audit (including tax) services performed by the independent registered public accounting firm in order to assure that these services do not impair the auditor’s independence. These procedures generally approve the performance of specific services subject to a cost limit for all such services. This general approval is to be reviewed, and if necessary modified, at least annually. Management must obtain the specific prior approval of the Audit Committee for each engagement of the independent registered public accounting firm to perform other audit-related or other non-audit services. The Audit Committee does not delegate its responsibility to approve services performed by the independent registered public accounting firm to any member of management.
     The standard applied by the Audit Committee in determining whether to grant approval of any type of non-audit service, or of any specific engagement to perform a non-audit service, is whether the services to be performed, the compensation to be paid therefore and other related factors are consistent with the independent registered public accounting firm’s independence under guidelines of the Securities and Exchange Commission and applicable professional standards. Relevant considerations include whether the work product is likely to be subject to, or implicated in, audit procedures during the audit of our financial statements, whether the independent registered public accounting firm would be functioning in the role of management or in an advocacy role, whether the independent registered public accounting firm’s performance of the service would enhance our ability to manage or control risk or improve audit quality, whether such performance would increase efficiency because of the independent registered public accounting firm’s familiarity with our business, personnel, culture, systems, risk profile and other factors, and whether the amount of fees involved, or the non-audit services portion of the total fees payable to the independent registered public accounting firm in the period would tend to reduce the independent registered public accounting firm’s ability to exercise independent judgment in performing the audit.
     All of the non-audit services rendered by Deloitte & Touche with respect to the 2007 fiscal year were pre-approved by the Audit Committee in accordance with this policy.

PROPOSAL 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The firm of Deloitte & Touche, an independent registered public accounting firm, has audited our financial statements for the each of the years ending March 31, 2007, 2006, 2005 and 2004. Our Audit Committee has appointed them to serve as our independent registered public accounting firm for the fiscal year ending March 31, 2008. Detailed disclosure of the audit and tax fees we paid to Deloitte & Touche in 2007 and 2006 may be found on page 21 of this proxy statement. Based on these disclosures and information in the Audit Committee Report on page 19 of this proxy statement, our audit committee is satisfied that our accountants are sufficiently independent of management to perform their duties properly. Although not legally required to do so, our Board considers it desirable to seek, and recommends, shareholder ratification of our selection of Deloitte & Touche as our independent registered public accounting firm for fiscal year 2008. If the stockholders fail to ratify our selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interest of Clinical Data and our stockholders.
THE BOARD OF DIRECTORS RECOMMENDS THAT OUR STOCKHOLDERS VOTE FOR THE PROPOSAL TO RATIFY THE CHOICE OF DELOITTE & TOUCHE LLP AS CLINICAL DATA’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.
Other Matters
     The Board of Directors does not know of any business to come before the meeting other than the matters described in the notice. If other business is properly presented for consideration at the meeting, the enclosed proxy authorizes the persons named therein to vote the shares in their discretion.
SHAREHOLDER MATTERS
Shareholder Recommendations for Director Nominations
     Any shareholder wishing to recommend a director candidate for consideration by the Nominating and Governance Committee should provide the following information to the Chair of the Nominating and Governance Committee, Clinical Data, Inc., One Gateway Center, Suite 702, Newton, Massachusetts 02458: (a) a brief statement outlining the reasons the nominee would be an effective director for Clinical Data; (b) (i) the name, age, and business and residence addresses of the candidate, (ii) the principal occupation or employment of the candidate for the past five (5) years, as well as information about any other board of directors and board committee on which the candidate has served during that period, (iii) the number of shares of Clinical Data stock, if any, beneficially owned by the candidate and (iv) details of any business or other significant relationship the candidate has ever had with Clinical Data; and (c) (i) the shareholder’s name and record address and the name and address of the beneficial owner of Clinical Data shares, if any, on whose behalf the proposal is made and (ii) the number of shares of Clinical Data stock that the shareholder and any such other beneficial owner beneficially own. The Committee may seek further information from or about the shareholder making the recommendation, the candidate, or any such other beneficial owner, including information about all business and other relationships between the candidate and the shareholder and between the candidate and any such other beneficial owner.
Deadline for Stockholder Proposals and Director Nominations
     In order for a stockholder proposal to be considered for inclusion in our proxy materials for the 2008 annual meeting of stockholders, it must be received by us at our principal executive offices as is listed as our primary executive offices in our periodic reports under the Securities Exchange Act of 1934 no later than April 29, 2008.
     In addition, our bylaws require a stockholder who wishes to bring business before or propose director nominations at an annual meeting to give advance written notice to our Secretary no later than June 23, 2008 (assuming the 2007 annual meeting of stockholders is held on September 25, 2007).

Expenses of Solicitation
     We will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others of forwarding solicitation material to beneficial owners of common stock. In addition to the use of mails, proxies may be solicited by officers and any of our regular employees in person or by telephone, facsimile and e-mail. We may also hire a proxy solicitation company to assist us in the distribution of proxy materials and the solicitations of proxies.

Annex A
Clinical Data, Inc.
Audit Committee Charter
PURPOSE
The purpose of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Clinical Data, Inc. is to:
•	Assist the Board in fulfilling its responsibility to oversee the Company’s accounting and financial reporting processes and audits of the Company’s financial statements;

•	Review the financial reports and other financial information provided by the Company, the Company’s disclosure controls and procedures, and its internal accounting and financial controls;

•	Assume direct responsibility for the appointment, compensation, retention (and where appropriate, replacement), and oversight of the work of the outside auditor in preparing or issuing an audit report or related work;

•	Oversee the independence of the outside auditor and approve all auditing services and permitted non-audit services provided by the outside auditor;

•	Receive direct reports from the outside auditor and resolve any disagreements between management and the outside auditor regarding financial reporting; and

•	Carry out the specific responsibilities set forth below in furtherance of this stated purpose.
COMMITTEE MEMBERSHIP AND PROCEDURES
Committee members shall be appointed by the Board. The Board shall designate one member of the Committee as its Chair.
The Committee shall have at least three directors, all of whom satisfy the independence requirements of The Nasdaq Stock Market and:
•	Have no relationship to the Company that may interfere with the exercise of their independent judgment;

•	Do not receive, directly or indirectly, any consulting, advisory or other compensatory fee from the Company, other than in the member’s capacity as a member of the Board or any of its committees;

•	Are not “affiliated persons” (as defined by applicable law or regulation) of the Company or any subsidiary, other than as members of the Board or any of its committees; and

•	Are able to read and understand fundamental financial statements in accordance with the requirements of The Nasdaq Stock Market.
In addition, at least one member of the Committee will have sufficient accounting or related financial management expertise and experience to be designated an “audit committee financial expert” (as that term is defined by the Securities and Exchange Commission (the “SEC”)) and to satisfy any other requirements of The Nasdaq Stock Market regarding financial sophistication.
The Committee shall conduct its meetings in accordance with this Charter, the procedures of the Board set forth in the by-laws for the Board’s meetings, and such other procedures as the Committee may adopt.
RESOURCES AND AUTHORITY
In discharging its oversight role, the Committee is granted the authority to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and the authority to engage independent legal, accounting or other advisors to obtain such advice and assistance as the Committee determines necessary to carry out its duties. The Committee may request any officer or employee of the Company or the Company’s outside counsel to attend a meeting of the Committee or to meet with any member of, or consultants to, the Committee.
The Company shall provide the Committee all appropriate funding, as determined by the Committee, for payment of compensation to any such advisors and any outside auditor, as well as for any ordinary administrative expenses of the Committee that it determines are necessary or appropriate in carrying out its responsibilities.
KEY RESPONSIBILITIES
The Committee’s role is one of oversight, and it is recognized that the Company’s management is responsible for preparing the Company’s financial statements and that the outside auditor is ultimately accountable to the Board and the Committee, as representatives of the stockholders, and is responsible for auditing those financial statements.
The following functions shall be the common recurring activities of the Committee in carrying out its oversight role. The functions are set forth as a guide and may be varied and supplemented from time to time as appropriate under the circumstances.
Appointment of Outside Auditor. The Committee shall have direct responsibility for the appointment, compensation, retention (and where appropriate, replacement), and oversight of the work of any registered public accounting firm selected to be the Company’s outside auditor for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company.
Disclosure Controls and Procedures. The Committee shall review periodically with management the Company’s disclosure controls and procedures.
Internal Controls. The Committee shall discuss periodically with management and the outside auditor the quality and adequacy of the Company’s internal controls and internal auditing procedures, if any, including any significant deficiencies in the design or operation of those controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls, and discuss with the outside auditor how the Company’s financial systems and controls compare with industry practices.
Accounting Policies. The Committee shall review periodically with management and the outside auditor the quality, as well as acceptability, of the Company’s accounting policies, and discuss with the outside auditor how the Company’s accounting policies compare with those in the industry and all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, the ramifications of use of such alternative disclosures and treatments and the treatment preferred by the outside auditor.
Pre-approval of All Audit Services and Permitted Non-Audit Services. The Committee, or through the Committee Chair, shall approve, in advance, all audit services and all permitted non-audit services to be provided to the Company by the outside auditor.
Annual Audit. In connection with the annual audit of the Company’s financial statements, the Committee shall:
•	request from the outside auditor a formal written statement delineating all relationships between the auditor and the Company consistent with Independence Standards Board Standard No. 1 and such other requirements as may be established by the Public Company Accounting Oversight Board, discuss with the outside auditor any such disclosed relationships and their impact on the outside auditor’s objectivity and independence, and take appropriate action to oversee the independence of the outside auditor.

•	approve the selection and the terms of the engagement of the outside auditor.

•	review with management and the outside auditor the audited financial statements to be included in the Company’s Annual Report on Form 10-K and the Annual Report to Stockholders, and review and consider with the outside auditor the matters required to be discussed by Statement on Auditing Standards No. 61.

•	perform the procedures set forth below in “Financial Reporting Procedures” with respect to the annual financial statements to be reported.

•	review with management and the outside auditor the Company’s critical accounting policies and practices.

•	recommend to the Board whether, based on the reviews and discussions referred to above, the annual financial statements should be included in the Company’s Annual Report on Form 10-K.
Quarterly Reports. In connection with the Company’s preparation of its interim financial information to be included in the Company’s Quarterly Reports on Form 10-Q, the Committee shall
•	review with the outside auditor the Company’s interim financial information and the matters required to be discussed by SAS No. 61.

•	perform the procedures set forth below in “Financial Reporting Procedures” with respect to the interim financial information to be reported.

•	by action of a majority of the Committee, review with the outside auditor, prior to filing with the SEC, the Company’s interim financial information to be included in the Company’s Quarterly Reports on Form 10-Q.
Financial Reporting Procedures. In connection with the Committee’s review of each reporting of the Company’s annual or interim financial information, the Committee shall:
•	discuss with the outside auditor whether all material correcting adjustments identified by the outside auditor in accordance with generally accepted accounting principles and the rules of the SEC are reflected in the Company’s financial statements.

•	review with the outside auditor all material communications between the outside auditor and management, such as any management letter or schedule of unadjusted differences.

•	review with management and the outside auditor any material financial or other arrangements of the Company which do not appear on the Company’s financial statements and any transactions or courses of dealing with third parties that are significant in size or involve terms or other aspects that differ from those that would likely be negotiated with independent parties, and which arrangements or transactions are relevant to an understanding of the Company’s financial statements.

•	resolve any disagreements between management and the outside auditor regarding financial reporting.
Charter. The Committee shall review and reassess at least annually the adequacy of this Charter and recommend any proposed changes to the Board for approval.
COMPLAINT PROCEDURES
Any issue of significant financial misconduct shall be brought to the attention of the Committee for its consideration. In this connection, the Committee shall establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

ANNUAL MEETING OF STOCKHOLDERS OF
CLINICAL DATA, INC.
September 25, 2007
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
” Please detach along perforated line and mail in the envelope provided. ”
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS
AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR
VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
FOR AGAINST ABSTAIN 2. To ratify the appointment of Deloitte & Touche, LLP as Clinical Data’s independent registered public accounting firm for the 2008 1. To elect six (6) directors to serve for one-year terms. fiscal year. ☐ ☐ ☐ NOMINEES: ☐ FOR ALL NOMINEES O Randal J. Kirk O Andrew J. Fromkin O Larry D. Horner O Arthur B. Malman O Burton E. Sobel, M.D. ☐ WITHHOLD AUTHORITY O Richard J. Wallace FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)
To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish INSTRUCTION: to withhold, as shown here: ˜
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐
Signature of Stockholder Date: Signature of Stockholder Date:
Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a Note: partnership, please sign in partnership name by authorized person.

CLINICAL DATA, INC.
2007 ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned stockholder of Clinical Data, Inc. hereby appoints Andrew J. Fromkin, Caesar J. Belbel and Marc A. Recht, or any of them, with full power of substitution in each, as proxies to cast all votes which the undersigned stockholder is entitled to cast at the annual meeting of stockholders (the “2007 Annual Meeting”) to be held at 10:00 a.m., local time, on Tuesday, September 25, 2007, at Clinical Data’s headquarters, One Gateway Center, Suite 702, Newton, Massachusetts 02458, and at any adjournments of the meeting, upon the following matters. The undersigned stockholder hereby revokes any proxy or proxies heretofore given.
This proxy will be voted as directed by the undersigned stockholder. Unless contrary direction is given, this proxy will be voted FOR the election of the nominees listed in Proposal 1, FOR the ratification of the appointment of Clinical Data’s independent registered public accounting firm as described in Proposal 2, and in accordance with the determination of a majority of the Board of Directors as to any other matters. The undersigned stockholder may revoke this proxy at any time before it is voted by delivering either a written notice of revocation of the proxy or a duly executed proxy bearing a later date to the Secretary, or by attending the 2007 Annual Meeting and voting in person. The undersigned stockholder hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement for the 2007 Annual Meeting.
If you receive more than one proxy card, please sign and return all cards in the accompanying envelope.
(CONTINUED AND TO BE DATED AND SIGNED ON REVERSE SIDE.)